As filed with the Securities and Exchange Commission on August 26, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MEADWESTVACO CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	One High Ridge Park Stamford, CT 06905	31-1797999
(State or Other Jurisdiction of Incorporation or Organization)	(Address of Principal Executive Offices Including Zip Code)	(I.R.S. Employer Identification No.)

MEADWESTVACO CORPORATION 2005 PERFORMANCE INCENTIVE PLAN

(Full Title of the Plan)

Wendell L. Willkie, II Senior Vice President, General Counsel and Corporate Secretary MeadWestvaco Corporation One High Ridge Park Stamford, CT 06905 (203) 461-7400	Copies to: Ronald O. Mueller, Esq. Gibson, Dunn & Crutcher LLP 1050 Connecticut Avenue, N.W. Washington, D.C. 20036 (202) 955-8500

(Name, Address and Telephone Number of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, $0.01 par value per share(1)	15,000,000 shares	$28.47	$427,050,000	$50,263.79

(1)	Includes MeadWestvaco Corporation preferred stock purchase rights which, until certain events specified in MeadWestvaco’s Rights Agreement, dated January 29, 2002, as it may be amended from time to time, occur, will not be exercisable or evidenced separately from the Common Stock.
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, there is also being registered such additional shares of Common Stock that become available under the foregoing plan in connection with changes in the number of outstanding Common Stock because of events such as recapitalizations, stock dividends, stock splits and reverse stock splits, and any other securities with respect to which the outstanding Shares are converted or exchanged.
(3)	Estimated solely for the purpose of calculating the registration fee. The registration fee has been calculated in accordance with Rule 457(h) under the Securities Act based upon the average high and low prices for the Common Stock on August 22, 2005 as reported by the New York Sock Exchange, which was $28.47.

INTRODUCTION

This Registration Statement on Form S-8 is filed by MeadWestvaco Corporation, a Delaware corporation (the “Registrant” or the “Company”) relating to 15,000,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), to be issued under the MeadWestvaco Corporation 2005 Performance Incentive Plan. The Company is registering 15,000,000 shares on this Form S-8 because the Plan authorizes the issuance of (i) 12,000,000 shares, plus (ii) shares received upon the cancellation, expiration or forfeiture of awards issued under the Plan or certain existing Company plans (the “Prior Plans”), and (ii) shares received by the Company as the result of the exchange of shares by a participant in the Plan or Prior Plans as full or partial payment of the exercise price and/or tax withholding with respect to awards issued under the Plan or the Prior Plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required in Part I of this Registration Statement is included in a prospectus for the Company’s 2005 Performance Incentive Plan that is not filed as part of this Registration Statement pursuant to the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission (“Commission”) are hereby incorporated by reference into this Registration Statement:

1.	The Registrant’s most recent Annual Report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

2.	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s financial statements include in the most recent annual report or prospectus referred to in (1) above.

3.	The description of the Common Stock set forth under the caption “Description of Registrant’s Securities to be Registered” in the Registrant’s Registration Statement on Form 8-A filed with the Commission on January 25, 2002, together with any amendment or report filed with the Commission for the purpose of updating such description.

All reports and other documents that the Registrant subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that the Company has sold all of the securities offered under this Registration Statement or that deregisters the distribution of all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement from the date that the Company files such report or document. Any statement contained in this Registration Statement or any report or document incorporated into this Registration Statement by reference, however, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently dated report or document that is also considered part of this Registration Statement, or in any amendment to this Registration Statement, is inconsistent with such prior statement. The Registrant’s Exchange Act file number with the Commission is 001-31215.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article VIII of the Registrant’s Certificate of Incorporation provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or the limitation thereof is not permitted under the Delaware General Corporation Law (the “DGCL”). Section 2.13 of the Registrant’s Amended and Restated Bylaws provides that each director, officer and employee, past or present, of the Registrant, and each person who serves or may have served at the request of the Registrant as a director, officer or employee of another corporation and their respective heirs, administrators and executors, shall be indemnified by the Registrant in accordance with, and to the fullest extent provided by, the provisions of the DGCL.

Moreover, the directors and officers of the Registrant are covered by a policy of insurance under which they are insured, within the limits and subject to certain limitations, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings in which they are parties by reason of being or having been directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation of the Registrant.
4.2	Bylaws of the Registrant.
5.1	Opinion of Gibson, Dunn & Crutcher LLP
10.1	MeadWestvaco Corporation 2005 Performance Incentive Plan
23.1	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Consent of Ernst & Young LLP
24.1	Power of Attorney (included on the signature page of this Registration Statement)

Item 9. Undertakings.

1. The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[SIGNATURES ON THE NEXT PAGE]

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on this 26th day of August, 2005.

MEADWESTVACO CORPORATION

By:	/s/ John A. Luke, Jr.
Name:	John A. Luke, Jr.
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each of the directors and/or officers of the Registrant whose signature appears below hereby appoints John A. Luke, Jr., Wendell L. Willkie, II, and John J. Carrara, and each of them severally as his attorney-in-fact to sign his name and on his behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission any and all amendments, including post-effective amendments to this Registration Statement as appropriate, and generally to do all such things in their behalf in their capacities as officers and directors to enable Registrant to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

Name and Signature	Title	Date

/s/ John A. Luke, Jr. John A. Luke, Jr.	Chairman and Chief Executive Officer (Principal Executive Officer)	August 26, 2005

/s/ E. Mark Rajkowski E. Mark Rajkowski	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	August 26, 2005

/s/ John E. Banu John E. Banu	Controller (Principal Accounting Officer)	August 26, 2005

/s/ Michael E. Campbell Michael E. Campbell	Director	August 26, 2005

/s/ Dr. Thomas W. Cole, Jr. Dr. Thomas W. Cole, Jr.	Director	August 26, 2005

/s/ Duane E. Collins Duane E. Collins	Director	August 26, 2005

/s/ James G. Kaiser James G. Kaiser	Director	August 26, 2005

/s/ Richard B. Kelson Richard B. Kelson	Director	August 26, 2005

/s/ John A. Krol John A. Krol	Director	August 26, 2005

/s/ Susan J. Kropf Susan J. Kropf	Director	August 26, 2005

/s/ Douglas S. Luke Douglas S. Luke	Director	August 26, 2005

/s/ Robert C. McCormack Robert C. McCormack	Director	August 26, 2005

/s/ Jane L. Warner Jane L. Warner	Director	August 26, 2005

/s/ J. Lawrence Wilson J. Lawrence Wilson	Director	August 26, 2005

EXHIBIT INDEX

Exhibit No.	Description	Sequentially Numbered Page
4.1	Amended and Restated Certificate of Incorporation of the Registrant, incorporated by reference from Exhibit 3.1 to the Registrant’s Form 8-K filed on January 30, 2002	N/A

4.2	Amended and Restated Bylaws of the Registrant, incorporated by reference from Exhibit 4.2 to the Registrant’s Form S-8 filed on March 1, 2004	N/A

4.3	Rights Agreement between the Registrant and The Bank of New York, as Rights Agent, dated January 29, 2002, incorporated by reference from Exhibit 99 to the Registrant’s Form 8-A filed on January 29, 2002	N/A

5.1	Opinion of Gibson, Dunn & Crutcher LLP	9

10.1	MeadWestvaco Corporation 2005 Performance Incentive Plan	11

23.1	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1)	N/A

23.2	Consent of PricewaterhouseCoopers LLP	24

23.3	Consent of Ernst & Young LLP	25

24.1	Power of Attorney (included on the signature page of this Registration Statement)	N/A